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Robert L. Grossman
(305) 579-0756




                                February 5, 1998




Hamilton Bancorp, Inc.
3750 N.W. 87th Avenue
Miami, FL 33178

Gentlemen:

         We have acted as counsel to Hamilton Bancorp Inc., a Florida corporation (the "Company"), and have reviewed the Company's Registration Statement on Form S-8 covering 877,500 shares of the Company's authorized but unissued common stock, $.01 par value per share (the "Common Stock"), issuable pursuant to stock options granted under the Hamilton Bancorp Inc. Stock Option Plan For Key Employees and Directors (the "Plan"). It is our opinion that the shares of Common Stock issuable under the Plan, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the above referenced Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                              Very truly yours,



                                              GREENBERG, TRAURIG, HOFFMAN,
                                              LIPOFF, ROSEN & QUENTEL, P.A.



                                              BY: /s/ Robert L. Grossman
                                                  ---------------------------
                                                      Robert L. Grossman







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